UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/16/2005

First Data Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  001-11073

Delaware	47-0731996
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

6200 South Quebec Street
Greenwood Village, Colorado 80111
(Address of principal executive offices, including zip code)

(303) 967-8000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On December 22, 2005, the Compensation and Benefits Committee (the "Compensation Committee") of the Board of Directors of First Data Corporation (the "Company") approved the accelerated vesting of all outstanding unvested stock options granted by the Company to its officers and employees under the Company's 2002 Long-Term Incentive Plan (the "2002 LTIP"). As a result of the Compensation Committee's actions, options to purchase approximately 22 million shares of Company common stock became exercisable effective as of the close of business on December 22, 2005 rather than the later dates when such options would have vested in the normal course. Stock options granted under the 2002 LTIP typically vest in increments of 25% on each of the first four anniversary dates of the grant and expire ten years from the date of grant.

The accelerated options included 425,000 options held by the Chief Executive Officer and 2,076,493 options held by the executive officers and the former Chief Executive Officer. These options have exercise prices varying from $34.31 to $41.8650 per share.

The decision to accelerate the vesting of these stock options was made primarily to reduce share-based compensation expense that otherwise likely would be recorded in future periods following the Company's anticipated adoption in the first quarter of 2006 of Statement of Financial Accounting Standards No. 123(R) entitled "Share-Based Payment" ("SFAS 123(R)"). On December 16, 2004, the Financial Accounting Standards Board ("FASB") issued SFAS 123(R) which requires all share-based payments to employees, including grants of employee stock options, to be valued at fair value on the date of grant, and to be expensed over the applicable vesting period. SFAS 123(R) will require that compensation expense associated with stock options be recognized in the income statement of the Company rather than as a footnote disclosure. The Company must recognize compensation expense related to any awards that are not fully vested as of the effective date, January 1, 2006. Upon adoption by the Company, SFAS 123(R) also will apply to options granted on or after January 1, 2006.

The Company estimates that approximately $120 million of future compensation expense, net of income taxes, will be eliminated as a result of the acceleration of vesting.    Should any of the option holders withhold consent for the vesting acceleration, then the Company would incur future expense associated with those options over the remainder of the options' original vesting schedule as of January 1, 2006 and the current estimated expense elimination for the Company would be reduced. The Company estimates that it will record a charge in the fourth quarter that may affect earnings per share by approximately $0.01 per share.

Item 2.05.    Costs Associated with Exit or Disposal Activities

On December 16, 2005, First Data Corporation (the "Company") and some of its subsidiaries each committed to workforce reduction plans affecting approximately 3% of the Company's employees and to close certain facilities to reduce costs and maximize operational efficiency. The reduction was communicated to affected employees between December 16 and December 21, 2005. In connection with the reduction, the Company currently expects to incur costs of between approximately $50 million and $60 million in one-time termination benefits to be paid in the future within the next twelve months.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Data Corporation

Date: December 22, 2005	By:	/s/ Stanley J. Andersen
Stanley J. Andersen
Assistant Secretary